Filed pursuant to Rule 424(b)(5)
Registration No. 333-195836

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 9, 2014)

$1,400,000 of Common Stock
UNITED STATES ANTIMONY CORPORATION

We are offering up to 1,000,000 shares of our common stock, par value $0.01 per share in this offering.  The common stock will be sold at a negotiated price of $1.40 per share.

Our common stock is listed on the NYSE MKT under the symbol “UAMY.”  On July 14, 2014, the last reported sale price of our common stock on the NYSE MKT was $1.52 per share.

We are offering these shares of common stock on a best efforts basis primarily to individual investors.  We have entered into a placement agent agreement with Sunrise Securities Corp. to act as placement agent in connection with this offering.

Investing in our securities involves a high degree of risk.  You should read this prospectus supplement and the accompanying prospectus carefully before you make your investment decision. See “Risk Factors” beginning on page S-6 of this prospectus supplement, page 6 of the accompanying prospectus, as well as the documents we file with the Securities and Exchange Commission that are incorporated by reference therein for more information.

	Per Share	Total
Public offering price	$1.40	$1,400,000.00
Placement agent’s fees	$0.08	$84,000.00
Proceeds, before expenses, to us	$1.32	$1,316,000.00

We estimate that the total proceeds from this offering will be approximately $1,400,000.  We estimate the total expenses of this offering, excluding the placement agent’s fees, will be approximately $5,000.  Sunrise Securities Corp. will be entitled to compensation at a fixed commission rate of 6% of the gross sales price for any shares sold under the placement agent agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares being offered pursuant to this prospectus supplement and the accompanying prospectus will be made on or about July 16, 2014.

Sunrise Securities Corp.

Prospectus Supplement dated July 15, 2014.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is this prospectus supplement, which describes the specific terms of the offering and other matters relating to us and our financial condition.  The second part is the attached base prospectus, which gives more general information about common stock we may offer from time to time, some of which does not apply to the offering described in this prospectus supplement.  The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus.  Generally, when we refer to the prospectus, we are referring to both parts of this document combined.  If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

Except as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” “the company,” “USAC” and “US Antimony” refer to United States Antimony Corporation and its subsidiaries.  References in this prospectus supplement to “U.S.  dollars,” “U.S.  $” or “$” are to the currency of the United States of America.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus or any free writing prospectus prepared by US Antimony.  We have not, and the placement agent has not, authorized any other person to provide you with different or additional information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the placement agent is not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the prospectus is accurate as of any date other than the date on the front of that document.

The distribution of this prospectus supplement and the attached prospectus and the offering of the common stock in certain jurisdictions may be restricted by law.  Persons who come into possession of this prospectus supplement and the attached prospectus should inform themselves about and observe any such restrictions.  This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the prospectus to be investment, legal or tax advice.  You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock.  We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

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AVAILABLE INFORMATION

We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.   In addition, because our stock is listed for trading on the New York Stock Exchange, you can read and copy reports and other information concerning us at the offices of the NYSE MKT located at 11 Wall Street, New York, New York 10005.

We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

●	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room;

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

●	obtain a copy from the SEC website.

Our mailing address is P.O. Box 643, Thompson Falls, Montana 59873 and our Internet address is www.usantimony.com. Our telephone number is (406) 827-3523. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC’s website at www.sec.gov. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and “forward-looking” statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations and projections about future results and include the discussion of our business strategies, plans, goals, objectives and expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in certain portions of this prospectus and the documents incorporated by reference, the words “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan” and “intend” and similar expressions, or the negative of such terms or other comparable terminology, as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements are based upon the beliefs and assumptions of, and on information available to, our management. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to those set forth below under “Risk Factors.” Unless required by law, we do not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations. However, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

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SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the attached prospectus and the documents incorporated by reference in this prospectus supplement.

United States Antimony Corporation
Our Business

We are a fully-integrated natural resource company engaged in the mining, milling, smelting, transportation and sale of antimony products, as well as zeolite and silver and gold. Our operations include a smelter and precious metal refinery in Montana, and a smelter and three mills in Mexico.

Antimony Division

Our antimony smelter and precious metals plant in Montana is located in the Burns Mining District of Sanders County, approximately 15 miles west of Thompson Falls, Montana. We hold two patented mill sites where our plant is located. We have no “proven reserves” or “probable reserves” of antimony  as these terms are defined by the Securities and Exchange Commission. Environmental restrictions preclude mining at our Montana site.

Since 1983, we have depended on foreign sources for raw materials, and there are risks of interruption in procurement from these sources and/or volatile changes in world market prices for these materials that are not controllable by us. We have developed sources of antimony in Mexico and, although we are still partially reliant on foreign companies for raw material, we anticipate that a majority of our raw materials will come from Canada and our own properties for 2014 and later years. We continue working with suppliers in North America, Central America, Europe, Australia and South America.

We currently own 100% of the common stock, equipment, and the lease on real property of United States Antimony, Mexico S.A. de C.V., or USAMSA, which was formed in April 1998. We currently own 100% of the stock in Antimony de Mexico SA de CV (AM) which owns the San Miguel property. USAMSA has three assets (1) the Madero smelter in Coahuila that started expanded operations in late 2012, (2) the Puerto Blanco flotation mill and oxide circuit in Guanajuato that started operating in late 2012, (3) part of the Los Juarez mineral deposit that includes concessions in Queretaro that began producing ore in late 2012 and the Soyatal mineral deposit that was starting production in 2013.

A larger 500 ton mill is currently being installed at Puerto Bianco in Mexico. Five Mexican properties supply direct shipping or DSO, and mill feed for our Mexican operations. Our Los Juarez property in Mexico is commencing silver and gold production which will supplement our antimony business.

In our existing operations in Montana, we produce antimony oxide, sodium antimonate, antimony metal, and precious metals. Antimony oxide is a fine, white powder that is used primarily in conjunction with a halogen to form a synergistic flame retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings and paper. Antimony oxide is also used as a color fastener in paint, as a catalyst for production of polyester resins for fibers and film, as a catalyst for production of polyethelene pterathalate in plastic bottles, as a phosphorescent agent in fluorescent light bulbs, and as an opacifier for porcelains. Sodium antimonate is primarily used as a fining agent (degasser) for glass in cathode ray tubes and as a flame retardant. We also sell antimony metal for use in bearings, storage batteries and ordnance.

We estimate (but have not independently confirmed) that our present share of the domestic market and international market for antimony oxide products is approximately 4% and <1%, respectively. We are the only significant U.S. producer of antimony products, while China supplies 92% of the world antimony demand. We believe we are competitive both domestically and world-wide due to the following:

●	We have a reputation for quality products delivered on a timely basis;

●	We are a non-Chinese producer of antimony products;

●	We have two of the three operating antimony smelters in North and Central America;

●	We are the sole U.S. domestic producer of antimony products;

●	We are vertically integrated, with raw materials from our own mines, mills and smelter in Mexico;

●	We have numerous ore and raw material suppliers based on exclusive supply agreements; and

●	We have more control over our raw material costs as a vertically integrated supplier.

Zeolite Division

Bear River Zeolite Company, or BRZ, is our wholly owned Idaho subsidiary, which has a lease that entitles it to surface mine and process zeolite on property located near Preston, Idaho, in exchange for a royalty payment of $10 per ton sold, with a minimum annual royalty of $60,000.  In addition, BRZ has more zeolite on U.S. Bureau of Land Management land. A company controlled by the estate of Al Dugan, a significant stockholder and, as such, an affiliate of USAC, receives a payment equal to 3% of net sales on zeolite products. William Raymond and Nancy Couse are paid a royalty that varies from $1 to $5 per ton. On a combined basis, royalties vary from 8%-13%. BRZ has constructed a processing plant on the property and it has improved its productive capacity. In addition to a large amount of fully depreciated equipment that has been transferred from the USAC division, we have spent approximately $3,392,000 to purchase and construct the processing plant as of December 31, 2013.

We have no “proven reserves” or “probable reserves” of zeolite, as these terms are defined by the SEC.

“Zeolite” refers to a group of industrial minerals that consist of hydrated aluminosilicates that hold cations such as calcium, sodium, ammonium, various heavy metals, and potassium in their crystal lattice. Water is loosely held in cavities in the lattice. BRZ zeolite is regarded as one of the best zeolites in the world due to its high CEC of approximately 180 meq/100 gr., its hardness and high clinoptilolite content, its absence of clay minerals, and its low sodium content. BRZ's zeolite is useful for a variety of purposes including:

●	Soil Amendment and Fertilizer. Zeolite has been successfully used to fertilize golf courses, sports fields, parks and common areas, and high value crops, including corn, potatoes, soybeans, red beets, acorn squash, green beans, sorghum sudangrass, brussel sprouts, cabbage, carrots, tomatoes, cauliflower, radishes, strawberries, wheat, lettuce and broccoli.

●	Water Filtration. Zeolite is used for particulate, heavy metal and ammonium removal in swimming pools, municipal water systems, fisheries, fish farms, and aquariums.

●	Sewage Treatment. Zeolite is used in sewage treatment plants to remove nitrogen and as a carrier for microorganisms.

●	Nuclear Waste and Other Environmental Cleanup. Zeolite has shown a strong ability to selectively remove strontium, cesium, radium, uranium, and various other radioactive isotopes from solution. Zeolilte can also be used for the cleanup of soluble metals such as mercury, chromium, copper, lead, zinc, arsenic, molybdenum, nickel, cobalt, antimony, calcium, silver and uranium.

●	Odor Control. A major cause of odor around cattle, hog and poultry feed lots is the generation of the ammonium in urea and manure. The ability of zeolite to absorb ammonium prevents the formation of ammonia gas, which disperses the odor.

●	Gas Separation. Zeolite has been used for some time to separate gases, to re-oxygenate downstream water from sewage plants, smelters, pulp and paper plants, and fish ponds and tanks, and to remove carbon dioxide, sulfur dioxide and hydrogen sulfide from methane generators at organic waste, sanitary landfills, municipal sewage systems and animal waste treatment facilities.

●	Animal Nutrition. Feeding up to 2% zeolite increases the nitrogen content in manure and enhances odor control.

●	Miscellaneous Uses. Other uses include catalysts for petroleum refining, concrete replacement, solar energy and heat exchange, desiccants, pellet binding, horse and kitty litter, floor cleaner and carriers for insecticides, pesticides and herbicides.

   Environmental Matters

Our exploration, development and production programs conducted in the United States are subject to local, state and federal regulations regarding environmental protection. Some of our production and mining activities are conducted on public lands. We believe that our current discharge of waste materials from our processing facilities is in material compliance with environmental regulations and health and safety standards. The U.S. Forest Service extensively regulates mining operations conducted in National Forests. Department of Interior regulations cover mining operations carried out on most other public lands. All operations by us involving the exploration for or the production of minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of water sources, waste materials, odor, noise, dust and other environmental protection requirements adopted by federal, state and local governmental authorities. We may be required to prepare and present data to these regulatory authorities pertaining to the effect or impact that any proposed exploration for, or production of, minerals may have upon the environment. Any changes to our reclamation and remediation plans, which may be required due to changes in state or federal regulations, could have an adverse effect on our operations. The range of reasonably possible loss in excess of the amounts accrued, by site, cannot be reasonably estimated at this time.

We accrue environmental liabilities when the occurrence of such liabilities is probable and the costs are reasonably estimable. The initial accruals for all our sites are based on comprehensive remediation plans approved by the various regulatory agencies in connection with permitting or bonding requirements. Our accruals are further based on presently enacted regulatory requirements and adjusted only when changes in requirements occur or when we revise our estimate of costs to comply with existing requirements. As remediation activity has physically commenced, we have been able to refine and revise our estimates of costs required to fulfill future environmental tasks based on contemporaneous cost information, operating experience, and changes in regulatory requirements. In instances where costs required to complete our remaining environmental obligations are clearly determined to be in excess of the existing accrual, we have adjusted the accrual accordingly. When regulatory agencies require additional tasks to be performed in connection with our environmental responsibilities, we evaluate the costs required to perform those tasks and adjust our accrual accordingly, as the information becomes available. In all cases, however, our accrual at year-end is based on the best information available at that time to develop estimates of environmental liabilities.

Antimony Processing Site

We have environmental remediation obligations at our antimony processing site near Thompson Falls, Montana, commonly known as the Stibnite Hill Mine Site. We are under the regulatory jurisdiction of the U.S. Forest Service and subject to the operating permit requirements of the Montana Department of Environmental Quality. At December 31, 2013, we have accrued $100,000 to fulfill our environmental responsibilities.

BRZ

During 2001, we recorded a reclamation accrual for our BRZ subsidiary, based on an analysis performed by us and reviewed and approved by regulatory authorities for environmental bonding purposes. The accrual of $7,500 represents our estimated costs of reclaiming, in accordance with regulatory requirements, the acreage disturbed by our zeolite operations, which remains unchanged at December 31, 2013.

Mexico

During 2011, we recorded an asset retirement obligation, or ARO, for our Mexican subsidiaries, based on an analysis performed by us and the reclamation requirements of Mexican permitting authorities. The ARO primarily relates to our permit for the Los Juarez Mine and Corral Blanco Mill. The accrual of $150,080 represents our estimated discounted costs of reclamation, in accordance with permitting requirements, at December 31, 2013.

General

Reclamation activities at the Thompson Falls Antimony Plant have proceeded under supervision of the U.S. Forest Service and Montana Department of Environmental Quality. We have complied with regulators' requirements and do not expect the imposition of substantial additional requirements.

We have posted cash performance bonds with a bank and the U.S. Forest Service in connection with our reclamation activities.

We believe we have accrued adequate reserves to fulfill our environmental remediation responsibilities as of December 31, 2013. We have made significant reclamation and remediation progress on all our properties over thirty years and have complied with regulatory requirements in our environmental remediation efforts.

Our Company

We were incorporated in Montana in January 1970 to mine and produce antimony products. In December 1983, we suspended antimony mining operations but continued to produce antimony products from domestic and foreign sources. In April 1998, we formed United States Antimony SA de CV, or USAMSA, to mine and smelt antimony in Mexico. Bear River Zeolite Company or BRZ, was incorporated in 2000, and it is mining and producing zeolite in southeastern Idaho. On August 19, 2005, USAC formed Antimonio de Mexico, S. A. de C. V. to explore and develop antimony and silver deposits in Mexico. On May 16, 2012, we started trading on the NYSE MKT under the symbol UAMY.

We currently maintain an administrative office at 47 Cox Gulch Road, Thompson Falls, Montana 59873. The telephone number of our administrative office is (406) 827-3523.

THE OFFERING

Common stock offered by us	1,000,000 shares of our common stock.

Use of proceeds.	We estimate that the total proceeds from this offering will be approximately $1,400,000. The net proceeds of $1,311,000 will be the total proceeds less placement agent’s fees and all other estimated offering expenses that are payable by us. We intend to use the net proceeds from the sale of securities offered hereby for general corporate purposes, which may include the purchase of equipment to increase production at the Company’s facilities in Mexico and Montana, and drilling and mapping at Los Juarez. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term investment-grade and U.S. government securities.

Risk Factors.
See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE MKT symbol	“UAMY”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. In particular, you should evaluate the following risk factors before making an investment decision in our common stock. If any of the following circumstances actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

Estimates of mineralized material are forward-looking statements inherently subject to error. Although resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, mineral price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

Risks Associated With Our Business

We may have unasserted liabilities for environmental reclamation.

Our research, development, manufacturing and production processes involve the controlled use of hazardous materials, and we are subject to various U.S. and Mexican environmental and occupational safety laws and regulations governing the use, manufacture, storage, handling, and disposal of hazardous materials and some waste products. The risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result and any liability could exceed our financial resources. We also have one ongoing environmental reclamation and remediation projects at our current production facility in Montana. Adequate financial resources may not be available to ultimately finish the reclamation activities if changes in environmental laws and regulations occur, and these changes could adversely affect our cash flow and profitability. We do not have environmental liability insurance now, and we do not expect to be able to obtain insurance at a reasonable cost. If we incur liability for environmental damages while we are uninsured, it could have a harmful effect on our financial condition and results of operations. The range of reasonably possible losses from our exposure to environmental liabilities in excess of amounts accrued to date cannot be reasonably estimated at this time.

We have accruals for asset retirement obligations and environmental obligations.

We have accruals totaling $257,580 on our balance sheet at December 31, 2013, for our environmental reclamation responsibilities and estimated asset retirement obligations. If we are not able to adequately perform these activities on a timely basis, we could be subject to fines and penalties from regulatory agencies.

Our operations are subject to applicable law and government regulation.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to mine and mill development, mineral smelting and production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to do so. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

Future legislation and administrative changes to the mining laws could prevent us from exploring our properties.

New state and U.S. federal laws and regulations, and Mexican laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration and mining activities. Any change in the regulatory structure making it more expensive to engage in mining activities could cause us to cease operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Foreign or domestic legislation and increased regulation regarding climate change could impose significant costs on us and on our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

Mining operations are inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

Mining, milling and smelting operations involve various types of risks and hazards, including:

●  environmental hazards;

●  power outages;

●  metallurgical and other processing problems;

●  unusual or unexpected geological formations;

●  personal injury, flooding, fire, explosions, cave-ins, landslides and rock-bursts;

●  inability to obtain suitable or adequate machinery, equipment, or labor;

●  metals losses;

● fluctuations in development, production, milling and smelting costs;

●  labor disputes;

●  unanticipated variations in grade;

●  mechanical equipment failure; and

● periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability.

Mining operations are  subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on us.

Mining operations involve many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration, development and production of minerals, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material, adverse impact on us and our results of operations.

Any product recall or product return could harm our customer relations, sales and profitability.

Our antimony and zeolite products are typically manufactured to meet individual customer specifications, including maximum tolerance levels for impurities, whiteness, color index, packaging requirements and bar coding. Failure to meet those specifications may result in product recalls or returns. Product recalls or returns may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons.

Increased costs could affect our financial condition.

We anticipate that costs at our projects will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine and mill plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining, milling and smelting operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

Mineral prices are subject to dramatic and unpredictable fluctuations.

We derive our revenues from the extraction, milling and sale of precious and base metals and minerals, such as antimony, zeolite, silver and gold. The price of those commodities has fluctuated widely in recent years, and is affected by numerous factors beyond our control including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods.

The antimony industry is highly competitive.

The antimony industry is highly competitive. By far the largest production of antimony comes from Chinese companies, many of whom have greater financial resources and technical facilities. Accordingly, we will attempt to compete primarily through the knowledge and experience of our management, our presence in North and South America and our operating efficiencies. There can be no assurance that we will acquire any interest in additional mineral properties that might yield reserves or result in commercial mining operations.

Although we are steadily increasing our own supply of raw materials, we remain dependent on foreign sources for raw materials.

While we anticipate that a significant amount of our raw materials will come from our Mexican properties by the end of 2014 and thereafter, we will remain dependent on suppliers of raw materials in North America, Central America, Europe, Australia and South America. There are risks of interruption in procurement from these sources, as well as currency fluctuations that are outside our control.  Unavailability of adequate raw materials or increase in material prices could impair our product, sales and margins.

Risks Related To Our Company

Unexpected fluctuations in our quarterly operating results may cause our stock price to decline.

A large proportion of our costs, including our selling, general and administrative expenses, environmental reclamation costs, research and development costs and production costs, do not vary directly in relation to sales. Thus, declines in revenue, even if small, could disproportionately affect our quarterly operating results, could cause such results to differ materially from expectations and could cause our stock price to decline.

If we were liquidated, our common shareholders could lose part, or all, of their investment.

In the event of our dissolution, the proceeds, if any, realized from the liquidation of our assets will be distributed to our shareholders only after the satisfaction of the claims of our creditors and preferred shareholders. The ability of a purchaser of shares to recover all, or any portion, of the purchase price for the shares, in that event, will depend on the amount of funds realized and the claims to be satisfied by those funds.

We have incurred significant losses.

We incurred net losses of $1,641,170 and $558,536 in the fiscal years ended December 31, 2013 and 2012, respectively. We expect to continue to incur losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our antimony and zeolite operations, we will not be able to earn profits or continue operations. There can be no assurance as to the likelihood that we will prove successful and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

Conflicts of interest.

Certain of our officers and directors may be or become associated with other businesses, including natural resource companies that acquire interests in mineral properties. Such associations may give rise to conflicts of interest from time to time. Our directors are required by the Montana Business Corporations Act to act honestly and in good faith with a view to our best interests and to disclose any interest which they may have in any of our projects or opportunities. In general, if a conflict of interest arises at a meeting of the board of directors, any director in a conflict will disclose his interest and abstain from voting on such matter or, if he does vote, his vote will not be counted.

We have adopted a separate formal corporate policy regarding conflicts of interest; in addition, we have adopted other corporate governance measures, such as creating a directors’ audit committee requiring independent directors. As of the date of filing of this report, we had three independent directors on our board of directors (Gary D. Babbitt, Hartmut W. Baitis and Whitney H. Ferer). The Company has formed three committees to ensure our compliance with the requirements of the NYSE MKT exchange. We established an independent audit committee consisting of three independent directors, all of whom were determined to be “financially literate” and one of whom was designated as the “financial expert”. We also formed a compensation committee and a corporate governance and nominating committee, both of which are comprised entirely of independent directors. At this time, we feel that these committees, our conflicts of interest policy and our Code of Ethics provide sufficient corporate governance for our purposes and will meet the specific requirements of the NYSE MKT exchange.

Dependence on key management employees.

The nature of both divisions of our business, our ability to continue our mining, milling and smelting operations and to develop a competitive edge in the marketplace depends, in large part, on our ability to attract and maintain qualified key management personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to attract and retain such personnel. Our development now and in the future will depend on the efforts of key management figures, such as John C. Lawrence, Russell C. Lawrence and Daniel L. Parks. The loss of any of these key people could have a material adverse effect on our business. In particular, John Lawrence—our principal executive officer—is directly involved, on a day-to-day basis, in our production, marketing, research and development and other operations. Accordingly, his death or incapacity could adversely affect our operations and future prospects.

Risks Related to This Offering

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur immediate and substantial dilution in tangible book value of $1.21 per share, after giving effect to the sale by us of 1,000,000 shares in this offering at the public offering price of $1.40 per share. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the aggregate number of shares of our common stock outstanding.

Our stock price has been volatile and your investment in our common stock could suffer a decline in value.

Our common stock is traded on the NYSE MKT. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include price fluctuations of minerals and metals, government regulations, disputes regarding mining claims, broad stock market fluctuations and economic conditions in the United States and Mexico.

We do not intend to pay any dividends on shares of our common stock in the near future. Consequently, your only opportunity currently to achieve a return on your investment will be if the market price of our shares of common stock appreciates above the price that you pay for our shares of common stock.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future, and any future decision as to the payment of dividends will be at the discretion of our board of directors and will depend upon our earnings, financial position, capital requirements, plans for expansion and such other factors as our board of directors deems relevant. It is our current intention to apply net earnings, if any, in the foreseeable future to finance the growth and development of our business.

Management will have broad discretion as to the use of the proceeds from any offering under this prospectus, and we may not use the proceeds effectively or in a manner that increases the value of your investment.

We have designated $625,000 of the net proceeds from any offering under this prospectus to be used for capital expenses, including the purchase of additional equipment at our facilities in Mexico and Montana, and drilling and mapping at Los Juarez. The balance of such net proceeds ($686,000) are unallocated other than for general working capital purposes. Accordingly, our management will have broad discretion as to the application of the net proceeds from any such offering and could use them for purposes other than those contemplated at the time of such offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Investors’ interests in us will be diluted and investors may suffer dilution in their net book value per share if we issue additional employee/director/consultant options or if we sell additional shares to finance our operations.

In order to capitalize on our resources in Mexico, we may need additional capital to be financed through sale of and issuance of additional shares. We may also in the future grant to some or all of our directors, officers, insiders, and key employees options to purchase our common shares as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional shares will, cause our existing shareholders to experience dilution of their ownership interests.

USE OF PROCEEDS

We estimate that the total proceeds from this offering will be approximately $1,400,000. The net proceeds of $1,311,000 will be the total proceeds less placement agent’s fees and all other estimated offering expenses that are payable by us. We intend to use the net proceeds we receive from the sale of common stock offered hereby as follows:

Equipment to increase production at Puerto Blanco mill oxide circuit	$100,000
Equipment to increase production at Guadalupe	$50,000
Equipment to increase production at Wadley	$75,000
Equipment to increase production at Soyatal	$50,000
Equipment to increase production at Montana smelter	$200,000
Drilling and mapping at Los Juarez	$150,000
General working capital purposes	$686,000
TOTAL:	$1,311,000
The net proceeds may be invested temporarily until they are used for their stated purpose.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering a maximum of 1,000,000 shares of common stock. Each share will be sold at a negotiated price of $1.40 per share.

The shares offered in this offering will be issued pursuant to a securities purchase agreement between each of the purchasers and us, a copy of which will be provided to you at the time of purchase.

As of July 14, 2014, there were 64,830,439 shares of common stock outstanding. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stockholders have the right to receive dividends when, as, and if declared by the board of directors from funds legally available therefor. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” starting on page 13 of the accompanying prospectus.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Currently, our common stock is traded on the NYSE-MKT under the symbol UAMY. Prior to May 16, 2012, our common stock was traded over the Counter Bulletin Board ("OTCBB") under the symbol "UAMY.OB." The following table sets forth the range of high and low bid prices as reported for the periods indicated. The quotations were taken from a website available to the public, and generally believed to be accurate. The quoted prices may not necessarily represent actual transactions.

2013	High	Low
First Quarter	$2.34	$1.64
Second Quarter	1.92	0.96
Third Quarter	1.73	0.90
Fourth Quarter	2.19	1.24

2012	High	Low
First Quarter	$3.98	$2.06
Second Quarter	4.95	2.70
Third Quarter	4.25	1.93
Fourth Quarter	2.42	1.36

2011	High	Low
First Quarter	$1.90	$0.41
Second Quarter	4.10	1.56
Third Quarter	3.45	2.05
Fourth Quarter	3.32	1.85

On July 14, 2014, the last sale price for our common stock as reported by the NYSE MKT was $1.52 per share.

We have not declared or paid any dividends to our shareholders during the last five years and do not anticipate paying dividends on our common stock in the foreseeable future. Instead, we expect to retain earnings for the operation and expansion of our business.

DILUTION

Our net tangible book value (unaudited) at March 31, 2014, was approximately $11 million, or approximately $0.17 per share, based on 63,281,206 shares of our common stock outstanding as of March 31, 2014.  After giving effect to the sale of 1,000,000 shares by us at our public offering price of $1.40 per share, less the estimated placement agent’s fees and estimated offering expenses we expect to pay, our net tangible book value (unaudited) at March 31, 2014, would have been approximately $12.3 million, or approximately $0.19 per share.  This represents an immediate increase in the net tangible book value of approximately $0.02 per share to existing shareholders and an immediate dilution of approximately $1.21 per share to investors in this offering.  The following table illustrates this per share dilution:

Public offering price per share		$1.40
Net tangible book value per share as of March 31, 2014	$0.17
In Increase in net tangible book value per share attributable to new investors	0.02
As ad As adjusted net tangible book value per share after this offering	$0.19
Dilution per share to new investors		$1.21

The above discussion and table are based on 63,281,206 shares of our common stock outstanding as of March 31, 2014.  The information above excludes:

●	2,364,407 warrants to purchase our common stock at exercise prices ranging between $0.60-$4.50 per share.
●	1,751,005 shares of convertible preferred stock, convertible to common shares on a share-for-share basis

PLAN OF DISTRIBUTION

Pursuant to a placement agent agreement between us and Sunrise Securities Corp. (“Sunrise Securities”), we have engaged Sunrise Securities as our placement agent in connection with this offering. The placement agent is not purchasing or selling any of the shares of common stock we are offering, and they are not required to arrange the purchase or sale of any specific number of shares or dollar amount, but it has agreed to use best efforts to arrange for the sale of the common stock offered hereby.

The terms of any such offering will be subject to market conditions and private negotiations between us and prospective purchasers.  The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our shares of common stock, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We will enter into securities purchase agreements directly with the purchasers in connection with this offering, and we will only sell to purchasers who have entered into securities purchase agreements.

We will deliver the shares of common stock being issued to the purchasers upon receipt of purchaser funds for the purchase of the shares offered pursuant to this prospectus supplement. We expect to deliver the shares of common stock being offered pursuant to this prospectus supplement on or about July 16, 2014.

We have agreed to pay Sunrise Securities a placement agent fee equal to 6% of the gross proceeds of this offering.

In compliance with the guidelines of FINRA, the maximum consideration or discount to be received by the placement agent or any other FINRA member may not exceed 8% of the gross proceeds to us in this offering or any other offering in the United States.

             The placement agency agreement with Sunrise Securities will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement.

We may also reimburse the placement agent for certain fees and legal expenses reasonably incurred in connection with this offering; provided, however, that any expense reimbursement of more than $1,000 must be pre-approved by us. The estimated offering expenses payable by us, in addition to the placement agent fees and expenses, are approximately $5,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $1,311,000.

The transfer agent for our common stock to be issued in this offering is Columbia Stock Transfer Company. Our common stock is traded on the NYSE MKT under the symbol “UAMY.”

LEGAL MATTERS

Certain legal matters in connection with the offering of the common stock will be passed upon for us by Stoel Rives LLP.

EXPERTS

Our consolidated financial statements as of, and for the years ended December 31, 2013 and 2012, have been incorporated by reference herein in reliance upon the report of DeCoria, Maichel & Teague, P.S., independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering.:

(a)
our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed on March 17, 2014, as amended by Form 10-KA, as filed on April 14, 2014, which report contains our audited consolidated financial statements as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013 and the notes thereto, together with the auditors’ report thereon;

(b)
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, as filed on May 8, 2014, which report contains our unaudited financial statements as at March 31, 2014 and for the three-month period ended March 31, 2014 and 2013;

(c)
the description of our common stock, $0.01 par value per share, and our preferred stock, $0.01 par value per share, which is contained in our Registration Statement on Form SB-2, as filed on September 11, 2000 (File No. 333-45508), as amended;

(d)	our Current Report on Form 8-K filed on July 3, 2014; and

(e)
all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement but before the end of any offering of the securities made by this prospectus.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: United States Antimony Corporation., P.O. Box 643, Thompson Falls, MT 59873, Attention: Corporate Secretary, (406) 827-3523 (telephone).

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus. The information relating to US Antimony contained in this prospectus is not comprehensive, and you should read it together with the information contained in the incorporated documents.

PROSPECTUS

UNITED STATES ANTIMONY CORPORATION

COMMON STOCK

We may offer and sell from time to time up to $5,000,000 aggregate initial offering price of our shares of common stock, par value $0.01.

We will provide specific terms of the offering and sale of these securities in supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

We may sell these securities through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our common stock is traded on the NYSE MKT under the symbol “UAMY.” On July 14, 2014, the closing price of our common stock on the NYSE MKT was $1.52 per share.

Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference.”

 Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus on page 6, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2014.

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We are not making an offer of these securities in any state where the offer is not permitted. The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of such document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”), utilizing a “shelf” registration process. Under this process, we may offer and sell, in one or more offerings, shares of our common stock. This prospectus provides you with a general description of the securities we may offer.

Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering, including the number of shares of common stock offered, the offering price and any other specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Information by Reference,” before buying any of the securities being offered.

This prospectus contains summaries of selected documents, but you should read the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents we describe have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

As used in this prospectus, “USAC,” “we,” “us,” and “our” refer to United States Antimony Corporation and its subsidiaries, unless the context otherwise requires.

SUMMARY

Our Business

We are a fully-integrated natural resource company engaged in the mining, milling, smelting, transportation and sale of antimony products, as well as zeolite and silver and gold. Our operations include a smelter and precious metal refinery in Montana, and a smelter and three mills in Mexico.

Antimony Division

Our antimony smelter and precious metals plant in Montana is located in the Burns Mining District of Sanders County, approximately 15 miles west of Thompson Falls, Montana. We hold two patented mill sites where our plant is located. We have no “proven reserves” or “probable reserves” of antimony  as these terms are defined by the Securities and Exchange Commission. Environmental restrictions preclude mining at our Montana site.

Since 1983, we have depended on foreign sources for raw materials, and there are risks of interruption in procurement from these sources and/or volatile changes in world market prices for these materials that are not controllable by us. We have developed sources of antimony in Mexico and, although we are still partially reliant on foreign companies for raw material, we anticipate that a majority of our raw materials will come from Canada and our own properties for 2014 and later years. We continue working with suppliers in North America, Central America, Europe, Australia and South America.

We currently own 100% of the common stock, equipment, and the lease on real property of United States Antimony, Mexico S.A. de C.V., or USAMSA, which was formed in April 1998. We currently own 100% of the stock in Antimony de Mexico SA de CV (AM) which owns the San Miguel property. USAMSA has three assets (1) the Madero smelter in Coahuila that started expanded operations in late 2012, (2) the Puerto Blanco flotation mill and oxide circuit in Guanajuato that started operating in late 2012, (3) part of the Los Juarez mineral deposit that includes concessions in Queretaro that began producing ore in late 2012 and the Soyatal mineral deposit that was starting production in 2013.

A larger 500 ton mill is currently being installed at Puerto Bianco in Mexico. Five Mexican properties supply direct shipping or DSO, and mill feed for our Mexican operations. Our Los Juarez property in Mexico is commencing silver and gold production which will supplement our antimony business.

In our existing operations in Montana, we produce antimony oxide, sodium antimonate, antimony metal, and precious metals. Antimony oxide is a fine, white powder that is used primarily in conjunction with a halogen to form a synergistic flame retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings and paper. Antimony oxide is also used as a color fastener in paint, as a catalyst for production of polyester resins for fibers and film, as a catalyst for production of polyethelene pterathalate in plastic bottles, as a phosphorescent agent in fluorescent light bulbs, and as an opacifier for porcelains. Sodium antimonate is primarily used as a fining agent (degasser) for glass in cathode ray tubes and as a flame retardant. We also sell antimony metal for use in bearings, storage batteries and ordnance.

We estimate (but have not independently confirmed) that our present share of the domestic market and international market for antimony oxide products is approximately 4% and <1%, respectively. We are the only significant U.S. producer of antimony products, while China supplies 92% of the world antimony demand. We believe we are competitive both domestically and world-wide due to the following:

●	We have a reputation for quality products delivered on a timely basis;

●	We are a non-Chinese producer of antimony products;

●	We have two of the three operating antimony smelters in North and Central America;

●	We are the sole U.S. domestic producer of antimony products;

●	We are vertically integrated, with raw materials from our own mines, mills and smelter in Mexico;

●	We have numerous ore and raw material suppliers based on exclusive supply agreements; and

●	We have more control over our raw material costs as a vertically integrated supplier.

Zeolite Division

Bear River Zeolite Company, or BRZ, is our wholly owned Idaho subsidiary, which has a lease that entitles it to surface mine and process zeolite on property located near Preston, Idaho, in exchange for a royalty payment of $10 per ton sold, with a minimum annual royalty of $60,000.  In addition, BRZ has more zeolite on U.S. Bureau of Land Management land. A company controlled by the estate of Al Dugan, a significant stockholder and, as such, an affiliate of USAC, receives a payment equal to 3% of net sales on zeolite products. William Raymond and Nancy Couse are paid a royalty that varies from $1 to $5 per ton. On a combined basis, royalties vary from 8%-13%. BRZ has constructed a processing plant on the property and it has improved its productive capacity. In addition to a large amount of fully depreciated equipment that has been transferred from the USAC division, we have spent approximately $3,392,000 to purchase and construct the processing plant as of December 31, 2013.

We have no “proven reserves” or “probable reserves” of zeolite, as these terms are defined by the SEC.

“Zeolite” refers to a group of industrial minerals that consist of hydrated aluminosilicates that hold cations such as calcium, sodium, ammonium, various heavy metals, and potassium in their crystal lattice. Water is loosely held in cavities in the lattice. BRZ zeolite is regarded as one of the best zeolites in the world due to its high CEC of approximately 180 meq/100 gr., its hardness and high clinoptilolite content, its absence of clay minerals, and its low sodium content. BRZ's zeolite is useful for a variety of purposes including:

●
Soil Amendment and Fertilizer. Zeolite has been successfully used to fertilize golf courses, sports fields, parks and common areas, and high value crops, including corn, potatoes, soybeans, red beets, acorn squash, green beans, sorghum sudangrass, brussel sprouts, cabbage, carrots, tomatoes, cauliflower, radishes, strawberries, wheat, lettuce and broccoli.

●	Water Filtration. Zeolite is used for particulate, heavy metal and ammonium removal in swimming pools, municipal water systems, fisheries, fish farms, and aquariums.

●	Sewage Treatment. Zeolite is used in sewage treatment plants to remove nitrogen and as a carrier for microorganisms.

●
Nuclear Waste and Other Environmental Cleanup. Zeolite has shown a strong ability to selectively remove strontium, cesium, radium, uranium, and various other radioactive isotopes from solution. Zeolite can also be used for the cleanup of soluble metals such as mercury, chromium, copper, lead, zinc, arsenic, molybdenum, nickel, cobalt, antimony, calcium, silver and uranium.

●
Odor Control. A major cause of odor around cattle, hog, and poultry feed lots is the generation of the ammonium in urea and manure. The ability of zeolite to absorb ammonium prevents the formation of ammonia gas, which disperses the odor.

●
Gas Separation. Zeolite has been used for some time to separate gases, to re-oxygenate downstream water from sewage plants, smelters, pulp and paper plants, and fish ponds and tanks, and to remove carbon dioxide, sulfur dioxide and hydrogen sulfide from methane generators as organic waste, sanitary landfills, municipal sewage systems and animal waste treatment facilities.

●	Animal Nutrition. Feeding up to 2% zeolite increases the nitrogen content in manure and enhances odor control.

●
Miscellaneous Uses. Other uses include catalysts for petroleum refining, concrete replacement, solar energy and heat exchange, desiccants, pellet binding, horse and kitty litter, floor cleaner and carriers for insecticides, pesticides and herbicides.

Environmental Matters

Our exploration, development and production programs conducted in the United States are subject to local, state and federal regulations regarding environmental protection. Some of our production and mining activities are conducted on public lands. We believe that our current discharge of waste materials from our processing facilities is in material compliance with environmental regulations and health and safety standards. The U.S. Forest Service extensively regulates mining operations conducted in National Forests. Department of Interior regulations cover mining operations carried out on most other public lands. All operations by us involving the exploration for or the production of minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of water sources, waste materials, odor, noise, dust and other environmental protection requirements adopted by federal, state and local governmental authorities. We may be required to prepare and present data to these regulatory authorities pertaining to the effect or impact that any proposed exploration for, or production of, minerals may have upon the environment. Any changes to our reclamation and remediation plans, which may be required due to changes in state or federal regulations, could have an adverse effect on our operations. The range of reasonably possible loss in excess of the amounts accrued, by site, cannot be reasonably estimated at this time.

We accrue environmental liabilities when the occurrence of such liabilities is probable and the costs are reasonably estimable. The initial accruals for all our sites are based on comprehensive remediation plans approved by the various regulatory agencies in connection with permitting or bonding requirements. Our accruals are further based on presently enacted regulatory requirements and adjusted only when changes in requirements occur or when we revise our estimate of costs to comply with existing requirements. As remediation activity has physically commenced, we have been able to refine and revise our estimates of costs required to fulfill future environmental tasks based on contemporaneous cost information, operating experience, and changes in regulatory requirements. In instances where costs required to complete our remaining environmental obligations are clearly determined to be in excess of the existing accrual, we have adjusted the accrual accordingly. When regulatory agencies require additional tasks to be performed in connection with our environmental responsibilities, we evaluate the costs required to perform those tasks and adjust our accrual accordingly, as the information becomes available. In all cases, however, our accrual at year-end is based on the best information available at that time to develop estimates of environmental liabilities.

Antimony Processing Site

We have environmental remediation obligations at our antimony processing site near Thompson Falls, Montana, commonly known as the Stibnite Hill Mine Site. We are under the regulatory jurisdiction of the U.S. Forest Service and subject to the operating permit requirements of the Montana Department of Environmental Quality. At December 31, 2013, we have accrued $100,000 to fulfill our environmental responsibilities.

BRZ

During 2001, we recorded a reclamation accrual for our BRZ subsidiary, based on an analysis performed by us and reviewed and approved by regulatory authorities for environmental bonding purposes. The accrual of $7,500 represents our estimated costs of reclaiming, in accordance with regulatory requirements, the acreage disturbed by our zeolite operations, which remains unchanged at December 31, 2013.

Mexico

During 2011, we recorded an asset retirement obligation, or ARO, for our Mexican subsidiaries, based on an analysis performed by us and the reclamation requirements of Mexican permitting authorities. The ARO primarily relates to our permit for the Los Juarez Mine and Corral Blanco Mill. The accrual of $150,080 represents our estimated discounted costs of reclamation, in accordance with permitting requirements, at December 31, 2013.

General

Reclamation activities at the Thompson Falls Antimony Plant have proceeded under supervision of the U.S. Forest Service and Montana Department of Environmental Quality. We have complied with regulators' requirements and do not expect the imposition of substantial additional requirements.

We have posted cash performance bonds with a bank and the U.S. Forest Service in connection with our reclamation activities.

We believe we have accrued adequate reserves to fulfill our environmental remediation responsibilities as of December 31, 2013. We have made significant reclamation and remediation progress on all our properties over thirty years and have complied with regulatory requirements in our environmental remediation efforts.

Our Company

We were incorporated in Montana in January 1970 to mine and produce antimony products. In December 1983, we suspended antimony mining operations but continued to produce antimony products from domestic and foreign sources. In April 1998, we formed United States Antimony SA de CV, or USAMSA, to mine and smelt antimony in Mexico. Bear River Zeolite Company or BRZ, was incorporated in 2000, and it is mining and producing zeolite in southeastern Idaho. On August 19, 2005, USAC formed Antimonio de Mexico, S. A. de C. V. to explore and develop antimony and silver deposits in Mexico. On May 16, 2012, we started trading on the NYSE MKT under the symbol UAMY.

We currently maintain an administrative office at 47 Cox Gulch Road, Thompson Falls, Montana 59873. The telephone number of our administrative office is (406) 827-3523.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the following risks as well as the other information contained in this prospectus, any applicable prospectus supplement or free riding prospects, and the documents incorporated by reference herein and therein before investing in our common stock. If any of the following risks actually occurs, our business could be materially harmed. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business.

Failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

Estimates of mineralized material are forward-looking statements inherently subject to error. Although resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, mineral price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

Risks Associated With Our Business

We may have unasserted liabilities for environmental reclamation.

Our research, development, manufacturing and production processes involve the controlled use of hazardous materials, and we are subject to various U.S. and Mexican environmental and occupational safety laws and regulations governing the use, manufacture, storage, handling, and disposal of hazardous materials and some waste products. The risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result and any liability could exceed our financial resources. We also have one ongoing environmental reclamation and remediation projects at our current production facility in Montana. Adequate financial resources may not be available to ultimately finish the reclamation activities if changes in environmental laws and regulations occur, and these changes could adversely affect our cash flow and profitability. We do not have environmental liability insurance now, and we do not expect to be able to obtain insurance at a reasonable cost. If we incur liability for environmental damages while we are uninsured, it could have a harmful effect on our financial condition and results of operations. The range of reasonably possible losses from our exposure to environmental liabilities in excess of amounts accrued to date cannot be reasonably estimated at this time.

We have accruals for asset retirement obligations and environmental obligations.

We have accruals totaling $257,580 on our balance sheet at December 31, 2013, for our environmental reclamation responsibilities and estimated asset retirement obligations. If we are not able to adequately perform these activities on a timely basis, we could be subject to fines and penalties from regulatory agencies.

Our operations are subject to applicable law and government regulation.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to mine and mill development, mineral smelting and production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to do so. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

Future legislation and administrative changes to the mining laws could prevent us from exploring our properties.

New state and U.S. federal laws and regulations, and Mexican laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration and mining activities. Any change in the regulatory structure making it more expensive to engage in mining activities could cause us to cease operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Foreign or domestic legislation and increased regulation regarding climate change could impose significant costs on us and on our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

Mining operations are inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

Mining, milling and smelting operations involve various types of risks and hazards, including:

●  environmental hazards;

●  power outages;

●  metallurgical and other processing problems;

●  unusual or unexpected geological formations;

●  personal injury, flooding, fire, explosions, cave-ins, landslides and rock-bursts;

●  inability to obtain suitable or adequate machinery, equipment, or labor;

●  metals losses;

●  fluctuations in development, production, milling and smelting costs;

●  labor disputes;

●  unanticipated variations in grade;

●  mechanical equipment failure; and

●  periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability.

Mining operations are  subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on us.

Mining operations involve many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration, development and production of minerals, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material, adverse impact on us and our results of operations.

Any product recall or product return could harm our customer relations, sales and profitability.

Our antimony and zeolite products are typically manufactured to meet individual customer specifications, including maximum tolerance levels for impurities, whiteness, color index, packaging requirements and bar coding. Failure to meet those specifications may result in product recalls or returns. Product recalls or returns may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons.

Increased costs could affect our financial condition.

We anticipate that costs at our projects will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine and mill plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining, milling and smelting operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

Mineral prices are subject to dramatic and unpredictable fluctuations.

We derive our revenues from the extraction, milling and sale of precious and base metals and minerals, such as antimony, zeolite, silver and gold. The price of those commodities has fluctuated widely in recent years, and is affected by numerous factors beyond our control including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods.

The antimony industry is highly competitive.

The antimony industry is highly competitive. By far the largest production of antimony comes from Chinese companies, many of whom have greater financial resources and technical facilities. Accordingly, we will attempt to compete primarily through the knowledge and experience of our management, our presence in North and South America and our operating efficiencies. There can be no assurance that we will acquire any interest in additional mineral properties that might yield reserves or result in commercial mining operations.

Although we are steadily increasing our own supply of raw materials, we remain dependent on foreign sources for raw materials.

While we anticipate that a significant amount of our raw materials will come from our Mexican properties by the end of 2014 and thereafter, we will remain dependent on suppliers of raw materials in North America, Central America, Europe, Australia and South America. There are risks of interruption in procurement from these sources, as well as currency fluctuations that are outside our control.  Unavailability of adequate raw materials or increase in material prices could impair our product, sales and margins.

Risks Related To Our Company

Unexpected fluctuations in our quarterly operating results may cause our stock price to decline.

A large proportion of our costs, including our selling, general and administrative expenses, environmental reclamation costs, research and development costs and production costs, do not vary directly in relation to sales. Thus, declines in revenue, even if small, could disproportionately affect our quarterly operating results, could cause such results to differ materially from expectations and could cause our stock price to decline.

If we were liquidated, our common shareholders could lose part, or all, of their investment.

In the event of our dissolution, the proceeds, if any, realized from the liquidation of our assets will be distributed to our stockholders only after the satisfaction of the claims of our creditors and preferred stockholders. The ability of a purchaser of shares to recover all, or any portion, of the purchase price for the shares, in that event, will depend on the amount of funds realized and the claims to be satisfied by those funds.

We have incurred significant losses.

We incurred net losses of $1,641,170 and $558,536 in the fiscal years ended December 31, 2013 and 2012, respectively. We expect to continue to incur losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our antimony and zeolite operations, we will not be able to earn profits or continue operations. There can be no assurance as to the likelihood that we will prove successful and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

Conflicts of interest.

Certain of our officers and directors may be or become associated with other businesses, including natural resource companies that acquire interests in mineral properties. Such associations may give rise to conflicts of interest from time to time. Our directors are required by the Montana Business Corporations Act to act honestly and in good faith with a view to our best interests and to disclose any interest which they may have in any of our projects or opportunities. In general, if a conflict of interest arises at a meeting of the board of directors, any director in a conflict will disclose his interest and abstain from voting on such matter or, if he does vote, his vote will not be counted.

We have adopted a separate formal corporate policy regarding conflicts of interest; in addition, we have adopted other corporate governance measures, such as creating a directors’ audit committee requiring independent directors. As of the date of filing of this report, we had three independent directors on our board of directors (Gary D. Babbitt, Hartmut W. Baitis and Whitney H. Ferer). The Company has formed three committees to ensure our compliance with the requirements of the NYSE MKT exchange. We established an independent audit committee consisting of three independent directors, all of whom were determined to be “financially literate” and one of whom was designated as the “financial expert”. We also formed a compensation committee and a corporate governance and nominating committee, both of which are comprised entirely of independent directors. At this time, we feel that these committees, our conflicts of interest policy and our Code of Ethics provide sufficient corporate governance for our purposes and will meet the specific requirements of the NYSE MKT exchange.

Dependence on key management employees.

The nature of both divisions of our business, our ability to continue our mining, milling and smelting operations and to develop a competitive edge in the marketplace depends, in large part, on our ability to attract and maintain qualified key management personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to attract and retain such personnel. Our development now and in the future will depend on the efforts of key management figures, such as John C. Lawrence, Russell C. Lawrence and Daniel L. Parks. The loss of any of these key people could have a material adverse effect on our business. In particular, John Lawrence—our principal executive officer—is directly involved, on a day-to-day basis, in our production, marketing, research and development and other operations. Accordingly, his death or incapacity could adversely affect our operations and future prospects.

Risks Related to This Offering

Our stock price has been volatile and your investment in our common stock could suffer a decline in value.

Our common stock is traded on the NYSE MKT. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include price fluctuations of minerals and metals, government regulations, disputes regarding mining claims, broad stock market fluctuations and economic conditions in the United States and Mexico.

We do not intend to pay any dividends on shares of our common stock in the near future. Consequently, your only opportunity currently to achieve a return on your investment will be if the market price of our shares of common stock appreciates above the price that you pay for our shares of common stock.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future, and any future decision as to the payment of dividends will be at the discretion of our board of directors and will depend upon our earnings, financial position, capital requirements, plans for expansion and such other factors as our board of directors deems relevant. It is our current intention to apply net earnings, if any, in the foreseeable future to finance the growth and development of our business.

Management will have broad discretion as to the use of the proceeds from any offering under this prospectus, and we may not use the proceeds effectively or in a manner that increases the value of your investment.

We have designated $1,550,000 of the net proceeds from any offering under this prospectus to be used for capital expenses, including the purchase of additional furnaces and permitting of additional land at our smelter in Maderos, Mexico, a final concession payment for Los Juarez, completion of our 500 ton per day mill at Puerto Bianco and the last payment on our natural gas pipeline. If all $5,000,000 of common stock is sold, the balance of such net proceeds ($3,450,000) are unallocated other than for general working capital purposes. Accordingly, our management will have broad discretion as to the application of the net proceeds from any such offering and could use them for purposes other than those contemplated at the time of such offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Investors’ interests in us will be diluted and investors may suffer dilution in their net book value per share if we issue additional employee/director/consultant options or if we sell additional shares to finance our operations.

In order to capitalize on our resources in Mexico, we may need additional capital to be financed through sale of and issuance of additional shares. We may also in the future grant to some or all of our directors, officers, insiders, and key employees options to purchase our common shares as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional shares will, cause our existing shareholders to experience dilution of their ownership interests.

NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated herein by reference contain “forward-looking-statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

●  the establishment and estimates of mineralization and reserves;
●  the grade of mineralization and reserves;
●  anticipated expenditures and costs in our operations;
●  expected future financing, if any,  and its anticipated outcome;
●  anticipated liquidity to meet expected operating costs and capital requirements;
●  our ability to obtain financing to fund our estimated expenditure and capital requirements; and
●  factors expected to impact our results of operations.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates” or “intends,” or stating that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

●  risks related to our operations being subject to government regulation;
●  risks related to future legislation and administrative changes to mining laws;
●  risks related to future legislation regarding climate change;
●  risks related to our ability to obtain additional capital to process our inventory;
●  risks related to mining operations being inherently dangerous;
●  risks related to our insurance coverage for operating risks;
●  risks related to cost increases for our mining, milling and smelting operations;
●  risks related to a shortage of equipment and supplies adversely affecting our ability to operate;
●  risks related to the fluctuation of prices for our products;
●  risks related to the competitive mining industry;
●  risks related to the possible dilution of our common stock from additional financing activities;
●  risks related to our dependence on key management;
●  risks related to our business model; and
●  risks related to our shares of common stock.

This list is not exhaustive of the factors that may affect our forward-looking statements. For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements please see the section entitled “Risk Factors” beginning on page 5 of this prospectus and, to the extent applicable, the “Risk Factors” sections in our annual reports on Form 10-K and our quarterly reports on Form 10-Q as filed with the SEC, if any, that are incorporated by reference herein. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that these statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. Except as required by law, we assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should review our subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K and any amendments thereto. We qualify all the forward-looking statements contained in or incorporated by reference into this prospectus supplement or the accompanying base prospectus by the foregoing cautionary statements.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this base prospectus. Information we file with the SEC after the date of this prospectus but before the end of the offering of any securities made by this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), after the date of this base prospectus but before the end of the offering of securities made by this prospectus:

(a)
our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed on March 17, 2014, as amended by Form 10-KA, as filed on April 14, 2014, which report contains our audited consolidated financial statements as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013 and the notes thereto, together with the auditors’ report thereon;

(b)
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, as filed on May 8, 2014, which report contains our unaudited financial statements as at March 31, 2014 and for the three-month period ended March 31, 2014 and 2013;

(c)
the description of our common stock, $0.01 par value per share, and our preferred stock, $0.01 par value per share, which is contained in our Registration Statement on Form SB-2, as filed on September 11, 2000 (File No. 333-45508), as amended; and

(d)
all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement but before the end of any offering of the securities made by this prospectus.

We also hereby specifically incorporate by reference all filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement on Form S-3 to which this base prospectus relates and prior to effectiveness of such registration statement.

We will furnish without charge to any person, upon written or oral request, a copy of any or all of the above documents, other than exhibits to documents that are not specifically incorporated by reference into those documents. You should direct any requests for documents to:

United States Antimony Corporation
P.O. Box 643
Thompson Falls, Montana 59873
Attention:  Alicia Hill, Corporate Secretary
(406) 827-3523

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the documents incorporated by reference. Descriptions contained in the documents incorporated by reference as to the contents of any contract or other document may not be complete. You should refer to the copy of that contract or other document filed as an exhibit to our filings.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of common stock offered by this prospectus and the accompanying prospectus supplement as follows:

Purchasing equipment to increase production Company wide	$475,000
Drilling and mapping at Los Juarez	$150,000
Building four furnaces at our Madero smelter in Mexico	$525,000
Permitting more land at Madero and building two more furnaces	$250,000
Final concession payment for Los Juarez	$450,000
Completion of 500 ton per day mill at Puerto Bianco	$300,000
Last payment on natural gas pipeline	$150,000
General working capital purposes	$2,700,000
TOTAL:	$5,000,000

 The net proceeds may be invested temporarily until they are used for their stated purpose.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 90,000,000 shares of our common stock, par value $0.01, each share of common stock having equal rights and preferences. There were 64,830,439 shares of common stock outstanding at the close of business on July 14, 2014.

The shares of our common stock constitute equity interests in the Company entitling each shareholder to a pro rata share of cash distributions made to common shareholders, including dividend payments. We had net losses in our last fiscal year. Therefore, it is unlikely that we will pay dividends on our common stock in the next year. We currently intend to retain our future earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

The holders of our common stock are entitled to one vote for each share of record. Shareholders are entitled to vote cumulatively with respect to the election of directors of the Company. Directors are elected by a plurality of the votes cast by the voting stock entitled to vote at a meeting if a quorum is present. With respect to matters other than the election of directors, such matters must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of shares of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our shareholders. A vote by the holders of a majority of our outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining for distribution to them after payment of our liabilities and after provision has been made for each class of stock having preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of shares of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, 177,904 shares of Series C preferred stock, and (iii) 1,751,005 shares of Series D preferred stock. Subject to amounts of outstanding preferred stock, additional shares of our preferred stock may be divided into and issued in one or more additional series. Our board of directors is authorized to divide the authorized but unissued shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Our board of directors is authorized, within the limitations prescribed by law and its Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock.

The following is a description of our outstanding series of preferred stock (there are no shares of Series A preferred stock outstanding):

Series B Preferred Stock

During 1993, the Board of Directors established a Series B preferred stock, consisting of 750,000 shares. The Series B preferred stock has preference over the Company’s common stock, has no voting rights and is entitled to cumulative dividends of $.01 per share per year, payable if and when declared by the Board of Directors. In the event of dissolution or liquidation of the Company, the preferential amount payable to Series B preferred shareholders is $1.00 per share plus dividends in arrears. No dividends have been declared or paid with respect to the Series B preferred stock. The Series B preferred stock is no longer convertible to shares of the Company’s common stock. At December 31, 2013, cumulative dividends in arrears on the outstanding Series B shares were $135,000 and the aggregate Series B liquidation preference at December 31, 2013 was $892,500.

Series C Preferred Stock

During 2000, the Board established a Series C preferred stock, consisting of 205,996 shares. In 2002, 28,092 shares were converted to common stock and cancelled, leaving 177,904 shares of Series C preferred stock authorized and outstanding. The Series C preferred stock has preference over the Company’s common stock and has voting rights equal to that number of shares outstanding, but no conversion or dividend rights. In the event of dissolution or liquidation of the Company, the preferential amount payable to Series C preferred shareholders is $0.55 per share.

Series D Preferred Stock

During 2002, the Board established a Series D preferred stock, authorizing the issuance of up to 2,500,000 shares. The Series D preferred stock has preference over the Company’s common stock but is subordinate to the liquidation preferences of the holders of the Company’s outstanding Series B and Series C preferred stock. Series D preferred stock carries voting rights and is entitled to annual dividends of $0.0235 per share. The dividends are cumulative and payable after payment and satisfaction of the Series B and C preferred stock dividends. No dividends have been declared or paid with respect to the Series D preferred stock. At December 31, 2013, cumulative dividends in arrears on the 1,751,005 outstanding Series D shares were $392,218, payable if and when declared by the Board of Directors. In the event of dissolution or liquidation of the Company, the preferential amount payable to Series D preferred stockholders is $2.50 per share. At December 31, 2013, the liquidation preference for Series D preferred stock was $4,796,731. Holders of the Series D preferred stock have the right, subject to the availability of authorized but unissued common stock, to convert their shares into shares of the Company's common stock on a one-to-one basis without payment of additional consideration and are not redeemable unless by mutual consent. The majority of Series D preferred shares are held by John Lawrence, president of the Company.

 We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Montana for a more complete description of the rights and liabilities of holders of our securities.

PLAN OF DISTRIBUTION

General

We may offer and sell our common stock: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The common stock offered pursuant to any prospectus supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices. We may only offer and sell the common stock pursuant to a prospectus supplement during the period that this prospectus, including any amendments hereto, remains effective. The prospectus supplement for any of the common stock being offered thereby will set forth the terms of the offering of such securities, including the name or names of any underwriters, dealers or agents, the purchase price of such common stock, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

By Underwriters

If underwriters are used in the sale, our common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of underwriters to purchase the securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the shares of common stock offered by the prospectus supplement if any of such securities are purchased. We may offer our common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. We may agree to pay the underwriters a fee or commission for various services relating to the offering of any common stock. Any such fee or commission will be paid out of our general corporate funds. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable prospectus supplement, we will sell our common stock to the dealers as principals. The dealers may then resell such common stock to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. We will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

By Agents

Our common stock may also be sold through agents designated by us. Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Any such fees or commissions will be paid out of our general corporate funds. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Common stock may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser. In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of our common stock offered by this prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the common stock may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

One or more firms, referred to as “remarketing firms,” may also offer or sell our common stock, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the shares of common stock they remarket.

In connection with any offering of securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the common stock offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Columbia Stock Transfer Company, located at 601 E. Seltice Way, Suite 202, Post Falls, Idaho 83854.

LEGAL MATTERS

The law firm of Stoel Rives LLP has acted as our counsel by providing an opinion on the validity of the securities offered in this base prospectus and applicable prospectus supplements and counsel named in the applicable prospectus supplement will pass upon legal matters for any underwriters, dealers or agents.

EXPERTS

Our consolidated financial statements as of, and for the years ended, December 31, 2013 and 2012 have been incorporated by reference herein in reliance upon the report of DeCoria, Maichel & Teague P.S., independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 (File No. 333-195836) with the SEC under the Securities Act in connection with this offering. This base prospectus is part of the registration statement. This base prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our securities you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it. Each statement made in this base prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. Except for documents specifically incorporated by reference into this base prospectus, the information on the SEC’s website is not part of this base prospectus, and any references to the SEC’s website or any other website are inactive textual references only.

We are subject to the informational requirements of the Exchange Act, and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports and other information we file with the SEC in accordance with the Exchange Act can be read and copied, at prescribed rates, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available electronically from the SEC’s Electronic Document Gathering and Retrieval system (EDGAR) at www.sec.gov, as well as from commercial document retrieval services.

PROSPECTUS

UNITED STATES ANTIMONY CORPORATION

1,000,000
Common Shares

July 15, 2014